Exhibit 99.1

Wesco Aircraft Holdings Reports Results for

Fiscal 2015 Fourth Quarter and Year

— Significant Fourth Quarter Actions Set Stage for Future Performance —

VALENCIA, Calif., November 19, 2015 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2015 fourth quarter and year ended September 30, 2015.

Fiscal 2015 Fourth Quarter Highlights

•                  Net sales of $369.7 million, down nine percent (seven percent, excluding foreign exchange)

•                  Fourth quarter actions taken to reduce costs

•                  Inventory and goodwill value analyzed and adjusted

•                  Net loss of $214.0 million, or $2.21 per diluted share, primarily due to unusual or non-recurring items, including inventory adjustments, goodwill impairment, and restructuring and other costs

•                  Unusual or non-recurring items and non-GAAP adjustments totaled $240.5 million, or $2.48 per diluted share

•                  Adjusted net income of $26.5 million, or $0.27 per diluted share

•                  Adjusted EBITDA of $46.0 million, or 12.4 percent of net sales

•                  Free cash flow at 198 percent of adjusted net income; paid down debt by $50 million

Dave Castagnola, president and chief executive officer, said, “Our fiscal 2015 fourth quarter results reflect the end of a transitional period for Wesco, in which we stabilized the business, took action to improve future performance, generated robust cash flow and paid down debt. We steadied sales and costs sequentially in the fourth quarter and aligned the company around our market growth channels. We see these changes as driving increased business and an improved outlook for fiscal 2016.”

Fiscal 2015 Fourth Quarter Results

Net sales in the fiscal 2015 fourth quarter were $369.7 million, compared to $408.2 million in the prior-year fourth quarter and $368.7 million in the fiscal 2015 third quarter. Organic sales adjusted for the impact of foreign currency movements decreased seven percent in the fiscal 2015 fourth quarter compared to the prior-year period, primarily due to the end of a large commercial hardware contract on March 31, 2015, as previously disclosed.

The company recorded a net loss in the fiscal 2015 fourth quarter of $214.0 million, or $2.21 per diluted share, primarily due to unusual or non-recurring items discussed below. Adjusted net income was $26.5 million, or $0.27 per diluted share, compared to $29.7 million, or $0.30 per diluted share, in the same period last year. The decrease in adjusted net income primarily reflects the decline in organic sales and changes to the mix of products and services sold, offset by realized and unrealized foreign exchange gains in other income associated with certain transactions.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the fiscal 2015 fourth quarter were $46.0 million, compared with $58.0 million in the same period last year and $42.6 million in the previous quarter.

Free cash flow was $52.4 million in the fiscal 2015 fourth quarter, compared with $48.6 million in the same period last year and $32.6 million in the fiscal 2015 third quarter.

Unusual or Non-recurring Items and Non-GAAP Adjustments

Unusual or non-recurring items and non-GAAP adjustments in the fiscal 2015 fourth quarter totaled $366.1 million on a pre-tax basis ($240.5 million, or $2.48 per diluted share, net of income taxes). Unusual or non-recurring items consisted of an adjustment to reduce the value of inventory, impairment of goodwill, and restructuring and other costs.

In the fiscal 2015 fourth quarter, the company revised its methodology for excess and obsolete inventory provisioning to align with a shift in management philosophy, which resulted in an increase in the inventory provision of $91.3 million. The change in philosophy reflects the evolution of Wesco’s business model from a distributor servicing fluctuating demand to primarily an integrated supply chain service provider servicing demand through long-term contracts and focused forecast consumption. The company recorded the non-cash adjustment in cost of sales in its consolidated statement of operations.

The company performed an impairment test in conjunction with its annual assessment of the value of goodwill and intangible assets. The test indicated that the estimated fair value of the company’s North American hardware business was less than its carrying value, reflecting management’s reduced sales and earnings outlook. This resulted in a pre-tax non-cash impairment charge of $263.8 million in the fiscal 2015 fourth quarter.

In addition, the company recorded pre-tax restructuring charges and other costs of $6.0 million, primarily due to actions taken in the fourth quarter to reduce costs, including headcount reductions and facility consolidations, as well as integration costs.

Non-GAAP adjustments include amortization of intangible assets and deferred financing costs of $4.0 million and $1.1 million, respectively. The company has provided a reconciliation of GAAP to non-GAAP results in the tables that accompany this press release.

Fiscal 2015 Full-Year Results

Net sales in fiscal 2015 were $1,497.6 million, an increase of 10.5 percent compared to $1,355.9 million in fiscal 2014. The net sales increase was driven primarily by the Haas acquisition, offset by the impact of currency movements.

Wesco Aircraft’s organic sales (excluding the Haas acquisition) decreased seven percent in fiscal 2015. Net sales in fiscal 2014 included a $26.4 million one-time pull-forward sale related to the contract with the large commercial customer discussed above, as well as a $6.4 million settlement related to the termination of a separate contract. In addition, foreign currency movements negatively impacted sales in fiscal 2015 by two percent. Excluding these factors, organic sales declined three percent.

Net loss in fiscal 2015 was $154.7 million, or $1.60 per diluted share, primarily due to unusual or non-recurring items and non-GAAP adjustments, which are detailed in the tables that accompany this press release. Adjusted net income in fiscal 2015 was $100.6 million, or $1.04 per diluted share, compared with $120.7 million, or $1.24 per diluted share in fiscal 2014.

Adjusted EBITDA in fiscal 2015 was $192.2 million, compared with $220.2 million in fiscal 2014. Free cash flow was $131.6 million in fiscal 2015, compared with $43.2 million recorded in fiscal 2014.

The company revised its presentation of certain personnel costs directly associated with service contracts by reclassifying them from selling, general and administrative expenses to cost of sales, consistent with industry practice. These personnel costs totaled $24.1 million in fiscal 2015 and $15.4 million in fiscal 2014. The reclassification had no impact on the company’s income from operations, net income or EBITDA.

Fiscal 2016 Outlook

Castagnola continued, “We are transforming Wesco to better reflect our position as one of the world’s largest providers of supply chain management services to top-tier global companies. We have aggressively built a strong foundation; we have established Wesco’s vision, goals, and culture, validated our value proposition, taken significant actions to improve our performance, and initiated Policy Deployment throughout the entire company to better align our goals and improvement targets. Our focus now is to sustain and build upon this foundation, by developing a more performance-based culture that delivers consistent profitable growth of products and services, margin improvement and enhanced earnings, robust cash flow and higher return on equity.

“For fiscal 2016, we expect the underlying business to achieve above-market expansion across our three market channels, yielding low single-digit growth by offsetting declines we had previously disclosed in fiscal 2015. Fourth-quarter 2015 actions are expected to generate net cost savings of $25 million to $30 million in fiscal 2016. We anticipate

EBITDA margin improvement of approximately 100 basis points in fiscal 2016, primarily through cost reductions and some sales leverage, and free cash flow that exceeds 100 percent of net income.”

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its fiscal 2015 fourth quarter and full-year results at 2:00 P.M. PST (5:00 P.M. EST) today, November 19, 2015.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 41135938.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 41135938. The telephonic replay will be available until November 26, 2015 at 11:59 P.M. PST.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including chemical, electrical and C-class hardware and comprised of more than 575,000 active SKUs.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information

Adjusted cost of sales represents cost of sales less the $91.3 million non-cash inventory adjustment the company took during the quarter ended September 30, 2015 (the “Q4 2015 Inventory Adjustment”).

Adjusted gross profit represents gross profit plus the Q4 2015 Inventory Adjustment.

Adjusted selling, general and administrative expenses represents selling, general and administrative expenses less (i) restructuring and other costs and (ii) amortization of intangible assets.

Adjusted income from operations represents income from operations plus (i) the $263.8 million goodwill impairment the company took during the quarter ended September 30,

2015, (ii) the Q4 2015 Inventory Adjustment, (iii) restructuring and other costs and (iv) amortization of intangible assets.

Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Organic sales represent total net sales less net sales attributable to Haas Group, which was acquired in February 2014.

Free cash flow represents cash from operations less purchases of property and equipment.

Wesco Aircraft utilizes and discusses adjusted cost of sales, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted cost of sales, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4 and 5 for reconciliations of adjusted cost of sales, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA and organic sales to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “aim,” “anticipate,” “believe,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “outlook,” “will,” “guidance,” “intend,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would,” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s ability to fully integrate the acquired business of Haas and realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; the company’s ability to establish and maintain effective internal control over financial reporting; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Organic Sales (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Net sales	$369,654	$408,167	$1,497,615	$1,355,877
Cost of sales	363,523	294,529	1,173,120	952,877
Gross profit	6,131	113,638	324,495	403,000
Selling, general and administrative expenses	68,510	65,522	267,089	219,066
Goodwill impairment charge	263,771	—	263,771	—
(Loss) income from operations	(326,150)	48,116	(206,365)	183,934
Interest expense, net	(9,037)	(9,816)	(37,092)	(29,225)
Other income, net	3,204	(146)	1,841	2,199
(Loss) income before income taxes	(331,983)	38,154	(241,616)	156,908
Benefit (provision) for income taxes	117,985	(13,507)	86,872	(54,806)
Net (loss) income	$(213,998)	$24,647	$(154,744)	$102,102

Net (loss) income per share:
Basic	$(2.21)	$0.25	$(1.60)	$1.06
Diluted	$(2.21)	$0.25	$(1.60)	$1.05

Weighted average shares outstanding:
Basic	97,042	96,770	96,955	95,951
Diluted	97,042	97,884	96,955	97,606

The company revised its presentation of certain personnel costs associated with service contracts by reclassifying them from selling, general and administrative expenses to cost of sales, consistent with industry practice. These personnel costs totaled $6.4 million and $24.1 million in the fiscal 2015 fourth quarter and full year, respectively, compared with $6.1 million and $15.4 million in the comparable periods of fiscal 2014. The reclassification had no impact on income from operations, net income or EBITDA.

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	September 30, 2015	September 30, 2014

Assets
Cash and cash equivalents	$82,866	$104,775
Accounts receivable, net	253,348	301,668
Inventories	701,535	754,400
Prepaid expenses and other current assets	10,004	11,701
Income taxes receivable	187	16,314
Deferred income taxes	89,401	49,188
Total current assets	1,137,341	1,238,046
Long-term assets	883,632	1,174,228
Total assets	$2,020,973	$2,412,274

Liabilities and Stockholders’ Equity
Accounts payable	$149,615	$159,608
Accrued expenses and other current liabilities	38,896	31,596
Income taxes payable	21,442	5,884
Capital lease obligations, current portion	1,044	1,578
Long-term debt, current portion	—	23,437
Total current liabilities	210,997	222,103
Capital lease obligations, less current portion	1,824	2,606
Long-term debt, less current portion	952,906	1,079,219
Deferred income taxes	30,693	113,218
Other liabilities	6,980	2,838
Total long-term liabilities	992,403	1,197,881
Total liabilities	1,203,400	1,419,984
Total stockholders’ equity	817,573	992,290
Total liabilities and stockholders’ equity	$2,020,973	$2,412,274

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Fiscal Year Ended
	September 30, 2015	September 30, 2014
Cash flows from operating activities
Net (loss) income	$(154,744)	$102,102
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	27,726	21,402
Deferred financing costs	4,354	3,300
Bad debt and sales return reserve	354	965
Stock-based compensation	7,891	5,507
Inventory reserves	95,052	17,700
Goodwill impairment charge	263,771	—
Excess tax benefit related to stock-based incentive plans	(443)	(10,235)
Income from equity investment	(596)	(141)
Deferred income taxes	(127,035)	8,273
Other non-cash items	3,491	(5,489)
Changes in assets and liabilities
Accounts receivable	43,841	(38,545)
Income taxes receivable	16,036	19,003
Inventories	(48,977)	(72,702)
Prepaid expenses and other assets	1,250	5,799
Accounts payable	(9,992)	3,099
Accrued expenses and other liabilities	3,425	(8,830)
Income taxes payable	15,768	2,481
Net cash provided by operating activities	141,172	53,689
Cash flows from investing activities
Purchases of property and equipment	(9,614)	(10,517)
Acquisition of business, net of cash acquired	(250)	(560,986)
Net cash used in investing activities	(9,864)	(571,503)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	565,000
Repayments of long-term debt	(149,750)	(30,344)
Financing fees	—	(10,161)
Repayment of capital lease obligations	(1,511)	(1,338)
Excess tax benefit related to stock-based incentive plans	443	10,235
Net proceeds from issuance of common stock	823	9,643
Settlement on restricted stock tax withholding	(701)	—
Net cash (used in) provided by financing activities	(150,696)	543,035
Effect of foreign currency exchange rates on cash and cash equivalents	(2,521)	838
Net increase (decrease) in cash and cash equivalents	(21,909)	26,059
Cash and cash equivalents, beginning of period	104,775	78,716
Cash and cash equivalents, end of period	$82,866	$104,775

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Adjusted Cost of Sales
As reported	$363,523	$294,529	$1,173,120	$952,877
Inventory adjustment	(91,280)	—	(91,280)	—
As adjusted	$272,243	$294,529	$1,081,840	$952,877

Adjusted Gross Profit
As reported	$6,131	$113,638	$324,495	$403,000
Inventory adjustment	91,280	—	91,280	—
As adjusted	$97,411	$113,638	$415,775	$403,000

Adjusted Selling, General and Administrative Expenses
As reported	$68,510	$65,522	$267,089	$219,066
Restructuring and other costs	(5,998)	(2,862)	(13,923)	(12,645)
Amortization of intangible assets	(3,961)	(4,537)	(15,948)	(12,636)
As adjusted	$58,551	$58,123	$237,218	$193,785

Adjusted Income from Operations
As reported	$(326,150)	$48,116	$(206,365)	$183,934
Goodwill impairment	263,771	—	263,771	—
Inventory adjustment	91,280	—	91,280	—
Amortization of intangible assets	3,961	4,537	15,948	12,636
Restructuring and other costs	5,998	2,862	13,923	12,645
As adjusted	$38,860	$55,515	$178,557	$209,215

Adjusted Net Income
Net (loss) income	$(213,998)	$24,647	$(154,744)	$102,102
Goodwill impairment	263,771	—	263,771	—
Inventory adjustment	91,280	—	91,280	—
Amortization of intangible assets	3,961	4,537	15,948	12,636
Amortization of deferred financing costs	1,092	1,242	4,354	3,299
Restructuring and other costs	5,998	2,862	13,923	12,645
Adjustments for tax effect	(125,639)	(3,546)	(133,961)	(10,005)
Adjusted Net Income	$26,465	$29,742	$100,571	$120,677

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	97,042	96,770	96,955	95,951
Adjusted Net Income Per Basic Shares	$0.27	$0.31	$1.04	$1.26

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,042	97,884	96,955	97,606
Adjusted Net Income Per Diluted Shares	$0.27	$0.30	$1.04	$1.24

EBITDA and Adjusted EBITDA
Net (loss) income	$(213,998)	$24,647	$(154,744)	$102,102
(Benefit) provision for income taxes	(117,985)	13,507	(86,872)	54,806
Interest and other, net	9,037	9,816	37,092	29,225
Depreciation and amortization	7,911	7,209	27,726	21,402
EBITDA	(315,035)	55,179	(176,798)	207,535
Goodwill impairment	263,771	—	263,771	—
Inventory adjustment	91,280	—	91,280	—
Restructuring and other costs	5,998	2,862	13,923	12,645
Adjusted EBITDA	$46,014	$58,041	$192,176	$220,180

Exhibit 5

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands)

	Three Months Ended				Fiscal Year Ended
	September 30, 2015	September 30, 2014	Increase / (Decrease)	Percent Change	September 30, 2015	September 30, 2014	Increase / (Decrease)	Percent Change
Consolidated
Consolidated net sales	$369,654	$408,167	$(38,513)	-9.4%	$1,497,615	$1,355,877	$141,738	10.5%
Haas net sales	—	—	—		242,661	—	242,661
Consolidated organic sales	369,654	408,167	(38,513)	-9.4%	1,254,954	1,355,877	(100,923)	-7.4%

One-time demand pull forward	—	—	—		—	(26,440)	26,440
Contract settlement	—	—	—		—	(5,890)	5,890
Currency effects	8,883	—	8,883		25,359	—	25,359

Adjusted organic sales	$378,537	$408,167	$(29,630)	-7.3%	$1,280,313	$1,323,547	$(43,234)	-3.3%